CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE CHARTER

1.	Purpose: Responsibility and Authority

The Corporate Governance and Compensation Committee (“CGCC”) shall assist the Board of Directors of the Company (the “Board”) in carrying out its responsibilities relating to stewardship and governance and executive and director compensation. In furtherance of this purpose the CGCC shall have the following responsibilities and authority:

Corporate Governance

(a)          The CGCC shall recommend to the Board criteria for Board membership. In making its recommendation, the CGCC shall consider the competencies and skills that the Board, as a whole, should possess and the competencies and skills of each current director. The CGCC shall review with the Board, on an annual basis, the requisite skills and criteria for Board members as well as the composition and size of the Board as a whole in order to ensure that the Board has the requisite expertise, that its membership consists of persons with sufficiently diverse and independent backgrounds, and that its membership consists of an appropriate mix of inside, outside and independent directors.

(b)          The CGCC shall identify and recommend to the Board individuals qualified to become Board members, consistent with criteria approved by the Board. The CGCC shall be responsible for recommending to the Board the nominees for election as directors at any meeting of shareholders and the persons to be appointed by the Board to fill any vacancies on the Board. The CGCC may adopt procedures regarding director candidates proposed by the shareholders.

(c)          The CGCC shall recommend to the Board corporate governance and ethics principles and policies that should be applicable to the Company. The CGCC shall monitor legislation, regulatory policies and industry best practices dealing with corporate governance and, from time to time as it deems appropriate, review and reassess the adequacy of the Company’s corporate governance principles and practices and recommend any proposed changes to the Board.

(d)          The CGCC shall consider questions of independence and possible conflicts of interest of members of the Board and of senior managers and make recommendations regarding such matters to the Board, including the criteria for determining director independence.

(e)          The CGCC shall make recommendations to the Board concerning the types, duties, functions, size and operation of committees of the Board, review the adequacy of charters of all committees of the Board and make recommendations to the Board for any changes to such charters.

(f)          The CGCC shall, on an annual basis, oversee the evaluation of the Board and its committees to determine whether the Board, its members and its committees are functioning effectively. The CGCC shall determine the nature of the evaluation, supervise the conduct of the evaluation and prepare an assessment of performance of the Board, to be discussed with the Board.

(g)          The CGCC shall manage Board and committee succession planning.

(h)          The CGCC shall periodically review with the Chairman of the CGCC and Chief Executive Officer their assessments of corporate officers and senior managers and succession plans, and make recommendations to the Board regarding appointment of officers and senior managers

(i)          The CGCC shall oversee the investigation of matters arising under the Code of Ethics that are not within the responsibility of the Audit Committee.

(j)          The CGCC shall consider and make recommendations to the Board in circumstances where a Director tenders a resignation pursuant to the Majority Voting Policy.

(k)          The CGCC shall monitor communications with shareholders regarding matters of corporate governance.

Compensation

(a)          The CGCC shall recommend to the Board the form and amount of compensation to be paid by the Company to directors for service on the Board and on Board committees. The CGCC shall review director compensation at least annually.

(b)          The CGCC shall annually review the Company’s base compensation structure and the Company’s incentive compensation, stock option and other share-based compensation plans and recommend changes in or additions to such structure and plans to the Board as needed.

(c)          The CGCC shall recommend to the Board the annual base compensation of the Company’s executive officers (collectively, the “Officers”).

(d)          The CGCC shall recommend to the Board annual corporate goals and objectives under any incentive compensation plan adopted by the Company for Officers and non-Officer personnel providing services to the Company, and recommend incentive compensation participation levels for Officers and non-Officer personnel providing services to the Company under any such incentive compensation plan. In determining the incentive component of compensation, the CGCC will consider the Company’s performance and relative shareholder return, the values of similar incentives at comparable companies and the awards given in past years.

(e)          The CGCC shall evaluate the performance of Officers generally and in light of annual corporate goals and objectives under any incentive compensation plan.

(f)          The CGCC shall provide oversight of the performance evaluation and incentive compensation of non-Officer personnel providing services to the Company.

(g)          The CGCC shall administer the Company’s stock option and other share-based compensation plans and determine the grants of stock options and other share-based compensation.

2.	Structure and Membership

(a)          Number. The CGCC shall consist of three (3) persons unless the Board should from time to time otherwise determine.

(b)          Selection and Removal. Members of the CGCC shall be appointed by the Board. The Board may remove or replace members of the CGCC at any time with or without cause.

(c)          Independence. All members of the CGCC shall be “independent” as determined under ss. 3(a) of the Company’s Corporate Governance Overview and Guidelines.

(d)          Chair. The Board will appoint a Chair of the CGCC.

(e)          Compensation. The compensation of the CGCC shall be as determined by the Board.

(f)          Term. Members of the CGCC shall be appointed for one-year terms. Each member shall serve until his or her replacement is appointed, or until he or she resigns or is removed from the Board or the CGCC.

3.	Procedures and Administration

(a)          Meetings. The CGCC shall meet as often as it deems necessary in order to perform its responsibilities. The CGCC shall keep minutes of its meetings and any other records as it may deem appropriate.

The Chief Executive Officer of the Company shall not be present during any vote or other deliberation of the CGCC regarding the compensation or performance of the Chief Executive Officer.

(b)          Subcommittees. The CGCC may form and delegate authority to one or more subcommittees, which may consist of one or more members, as it deems necessary or appropriate from time to time under the circumstances.

(c)          Reports to the Board. The CGCC shall report (orally or otherwise) regularly to the Board following meetings of the CGCC with respect to such other matters as are relevant to the CGCC’s discharge of its responsibilities, and shall report in writing on request of the Executive Chairman.

(d)          Charter. The CGCC shall, at least annually, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

(e)          Independent Advisors. The CGCC shall have the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be regular advisors to the Company. The CGCC is empowered, without further action by the Board, to cause the Company to pay appropriate compensation to such advisors engaged by the CGCC.

(f)          Investigations. The CGCC shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it may deem necessary or appropriate, including the authority to request any officer or other person to meet with the CGCC.

4.	Additional Powers

The CGCC shall have such other duties as may be delegated from time to time by the Board.